Exhibit 16.1

December 17, 2004

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Fair Isaac Corporation (the “Company”) and, under the date of November 10, 2004, we reported on the Company’s consolidated financial statements as of and for the years ended September 30, 2004 and 2003. On November 15, 2004, we were notified that the Company engaged Deloitte & Touche LLP as its principal accountants for the year ending September 30, 2005, and that the auditor-client relationship with KPMG LLP would cease upon completion of the audit of the Company’s consolidated financial statements as of and for the year ended September 30, 2004, and the issuance of our report thereon. Accordingly, upon issuance of our report on December 14, 2004, our appointment as principal accountants was terminated. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated November 14, 2004, as amended by its Form 8-K/A filed December 17, 2004, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statement that the change was approved by the Audit Committee at its meeting on November 14, 2004, or the Company’s statement that Deloitte & Touche LLP was not consulted regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Very truly yours,

/s/ KPMG LLP